UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Materials Pursuant to Section 240.14a-12
CAREMARK RX, INC.
(Name of Registrant as Specified in its Charter)
EXPRESS SCRIPTS, INC.
KEW CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXHIBIT INDEX

Exhibit No
99.1	Express Scripts Letter to Caremark Rx, Inc. Stockholders, dated February 27, 2006

February 27, 2007
PROTECT YOUR CAREMARK INVESTMENT
VOTE AGAINST THE PROPOSED CVS MERGER TODAY
Dear Caremark Stockholder:
     In its February 23rd ruling, the Court of Chancery of the State of Delaware made several important observations concerning significant inadequacies in the process the Caremark Board undertook in the proposed sale of your company. Given the ruling, one would hope that the Caremark Board would get the message and the best interests of Caremark stockholders would finally be served. However, Caremark and its Board once again insist on ignoring your best interests and rushing the acquisition of your Company by CVS.
     Don’t let the Caremark Board push you into an inferior deal — vote the GOLD Proxy Card AGAINST the proposed CVS merger TODAY.
AS AN OWNER OF CAREMARK YOU SHOULD DEMAND THAT YOUR RIGHTS
ARE UPHELD AND YOUR BOARD ENGAGES IN A FAIR PROCESS
     As a Caremark stockholder you are being rushed into selling your stake in the Company even as the Delaware Court noted its “suspicions regarding the integrity of the process underlying these merger negotiations [with CVS].”* Caremark’s Board read the Delaware Court’s judgment and said: “We’re pleased with the Court’s decision.” Read the Court’s observations below and ask yourselves how your Board could be “pleased.”
“Defendants insist that this ‘merger of equals’ does not, however, constitute a corporate change of control...It is an unfortunate and disappointing spectacle, however, to watch a board of directors insist that it simultaneously deserves the protection of the business judgment rule because the company is not changing hands, while a massive personal windfall is bestowed because it is.”*
“The current disclosures already suggest a certain indifference on behalf of the Caremark board and supine acceptance of any additional consideration that might descend like manna from heaven from CVS.”*
“So long as payment of the special dividend remains conditioned upon shareholder approval of the merger, Caremark shareholders should not be denied their appraisal rights simply because their directors are willing to collude with a favored bidder to ‘launder’ a cash payment.”*
"[It] is not without some irony: it is plaintiffs, not Caremark’s directors, who have convincingly asserted an entitlement to appraisal.”*
     Send a message to Caremark’s Board that as an owner of the Company you demand that they act in your best interest. Vote the GOLD proxy card AGAINST the proposed CVS merger NOW.
DON’T LET THE CAREMARK BOARD RUSH
CONSUMMATION OF ITS ACQUISITION BY CVS
     The Delaware Court, as part of its ruling, again enjoined Caremark from holding a stockholder vote on the CVS acquisition. The Court noted that the meeting was not to be held until at least 20 days after Caremark disclosed to stockholders their right to seek appraisal and the structure of fees paid to Caremark’s bankers.
     In light of the Court’s observations on the inadequate process that Caremark and its Board undertook in reaching that deal in the first place, one would have thought they would have taken the time to carefully consider the impact of their next move. Instead, less than 17 hours later, the Caremark Board issued a press release stating that it had mailed a proxy supplement to its stockholders and would proceed with a vote on the acquisition by CVS. We are convinced that your Board did not consider all options on the table before hastily mailing materials, so as to secure the earliest meeting date possible.

PROTECT YOUR RIGHT TO RECEIVE
SUPERIOR VALUE FOR YOUR CAREMARK SHARES
     We believe that you will realize greater value by rejecting the CVS proposal. We remain ready to sit down and begin discussions with the Caremark Board. The Express Scripts offer clearly provides superior value and we look forward to commencing confirmatory due diligence as soon as possible.
     The advantages of an Express Scripts-Caremark combination are strategically and financially compelling. We are offering Caremark stockholders a superior currency and greater certainty of value than CVS, and we have taken a number of tangible and important steps to consummate a transaction. We are confident that an Express Scripts-Caremark combination will deliver superior value to our respective stockholders, plan sponsors and patients. The Express Scripts offer provides:
•	Value Creation. Express Scripts has delivered outstanding growth through continuous innovation and execution. Our fundamental business model continues to hit on all profit-generating cylinders, producing outstanding results through the greater use of generics, home delivery and specialty pharmacy. The facts are clear — horizontal PBM transactions result in value creation on average of 89%. We envision $20 billion in annual generics savings opportunities in the PBM industry and a $70 billion savings opportunity in biogenerics over the next decade.

•	Certainty of Value. Express Scripts offers Caremark stockholders much greater certainty of value through a significant cash payment — approximately 50% of the total consideration in the Express Scripts offer. In addition, Express Scripts is offering Caremark stockholders stronger currency: Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1531% to 315%, respectively.

•	Solid, Proven Plan. Based on our past experience, each time Express Scripts has acquired another PBM, the combined business increased in the number of clients beyond what each had previously. Our synergy estimates are sound and based on identifiable and clearly achievable opportunities.
     We urge you to VOTE the GOLD Proxy Card TODAY AGAINST the Caremark Board’s proposal to adopt the plan of merger with CVS. Send a message to the Caremark Board that it must engage in a discussion with us about our clearly superior offer.
     We strongly recommend that you reject the CVS proposal.

Sincerely,

George Paz
President, Chief Executive Officer
and Chairman of the Board

If you have any questions or need assistance in voting the enclosed GOLD proxy card AGAINST the proposed Caremark/CVS merger, please contact our proxy advisor
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
*Permission to use quotations was neither sought nor obtained.

Safe Harbor Statement
This letter contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC

Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all • the proposed transaction may not be consummated • the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.
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